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                                                                   Exhibit 10.25

                                AMENDMENT NO. 1
                                       TO
                              EMPLOYMENT AGREEMENT

     This Amendment No. 1 to Employment Agreement (this "Amendment") is made and entered into as of October 2, 1995 (the "Effective Time") by and between Tokos Medical Corporation (Delaware), a Delaware corporation (the "Company") and Nicholas A. Mione ("Employee") and amends that certain Employment Agreement between the parties dated June 1, 1995 (the "Employment Agreement").

                                    RECITAL

     WHEREAS, employee and the Company are parties to the Employment Agreement which provides that Employee shall not compete with the Company for up to eighteen (18) months following Employee's termination from the Company; and

     WHEREAS, the Company desires to amend the Employment Agreement(s) to: (i) include a revised three (3) year Covenant Not to Compete that is not invalid under Section 16600 of the California Business and Professional Code; (ii) provide for the imposition of other restrictions described below; and (iii) in consideration of the foregoing, increase the compensation available to Employee under the Employment Agreement; and

     WHEREAS, concurrent with the execution of this Amendment the Company is entering into an Agreement and Plan of Merger with Tokos/Healthdyne Acquisition Company, Inc. and Healthdyne, Inc. (the "Merger Agreement") which triggers the change in control provisions in the Employment Agreement (hereinafter referred to as the "Merger"); and

     WHEREAS, the parties intend for this Amendment to become effective immediately prior to Effective Time of the Merger (as that term is defined in the Merger Agreement).

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto hereby agree to amend the Employment Agreement as follows:

     1. The paragraph under Section 5.4 "Severance Compensation in the Event of a Termination Upon a Change In Control" shall be deleted in its entirety and replaced with the following:

      In the event of a Termination upon a Change In Control, the Company shall pay Employee in cash an amount equal to three (3) times the Employee's average annual compensation from the Company (as reported on Form W-2 pursuant to applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code")) for the five (5) years ending prior to the date of termination. Such payment shall be made in equal increments over a

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      three (3) year period.  Employee shall also be entitled to accelerated vesting of any awards granted to Employee under Tokos' Incentive Stock Option Plan with no acceleration, however, of Employee's obligation to exercise such awards. Employee, shall be entitled, at no cost to Employee, to participate in the full Employee program of any outplacement firm, acceptable to both Employee and Tokos, until Employee's reemployment by another employer. In addition to the cost of such outplacement program, to the extent that any part of such cost constitutes income to Employee for state or federal income tax purposes, Tokos shall "gross-up" such amount to compensate Employee for all taxes he may be required to pay. Employee shall continue to accrue retirement benefits and shall continue to enjoy any benefits under any plans of Tokos in which Employee is a participant to the full extent of Employee's rights under such plans, including any perquisite provided under this Agreement for a three (3) year period from the effective date of such termination; provided, however, that the benefits under any such plans of Tokos (other than Tokos' Incentive Stock Option Plan) in which Employee is a participant, including any such perquisite, shall cease upon Employee's re-employment by another employer.

     2. The paragraph under Section 5.5 Severance Compensation in the Event of A Failure to Renew This Agreement shall be deleted in its entirety and replaced with the following language:

      In the event Tokos fails or otherwise refuses for any reason to renew this Agreement beyond the Basic term and any extension thereof (except pursuant to Section 3.1 hereof) the Company shall pay Employee in cash an amount equal to three (3) times the Employee's average annual compensation from the Company (as reported on Form W-2 pursuant to applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code")) for the five (5) years ending prior to the date of termination. Such payment shall be made in equal increments over a three
      (3) year period.   Such payment shall be make in equal increments over a
      three (3) year period. Employee shall also be entitled to accelerated vesting of any awards granted to Employee under Tokos' Incentive Stock Option Plan with no acceleration, however, of Employee's obligation to exercise any such awards. Employee shall be entitled, at no cost to Employee, to participate in the full Employee program of any outplacement firm, acceptable to both Employee and Tokos, until Employee's reemployment by another employer. In addition to the cost of such outplacement program, to the extent that any part of such cost constitutes income to Employee for state or federal income tax purposes, Tokos shall "gross-up" such amount to compensate Employee for all taxes she may be required to pay. Employee shall continue to accrue retirement benefits and shall continue to enjoy any benefits under any plans of Tokos in which Employee is a participant to the full extent of Employee's rights under such plans, including any perquisites provided under this Agreement, for a three (3) year period from the effective date of such termination; provided, however, that the Option Plan) in which Employee is a participant, including any such perquisites, shall cease upon Employee's reemployment by another employer.
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     3. The entire Section 8 "Protection of Company Assets and Dispute
Resolution" of the Agreement shall be deleted and replaced with the following (except that the entire Subsection 8.2 "Arbitration" shall be moved in to the "Miscellaneous" Section and renumbered as Subsection 11.12, and Subsection 8.4 "Confidential Information and Trade Secrets" shall survive in the new Section 8, renumbered as Subsection 8.7):

           8.      Protective Covenants


                   8.1  Definitions

                   This Subsection Subsections 8.1 through 8.6 of this Section
            8. sets forth the definition of certain capitalized terms used in

                    8.1.1 "Competing Business" shall mean a business (other than the Company) that, directly or through a controlled subsidiary or through an affiliate, (a) develops, markets and/or sells products for uterine contraction monitoring in the home or products that would be used in lieu of or in competition with uterine contraction monitoring products ("Competing Products"), and/or (b) provides obstetrical home care services, including, without limitation, programs for monitoring patients who are at risk of preterm delivery, programs for managing patients suffering from obstetrical hypertension or diabetes, infusion therapy services involving drugs to control preterm labor, nursing services and maternity management services for both low and high risk pregnancies ("Competing Services"). Notwithstanding the foregoing, no business shall be deemed a "Competing Business" unless, within at least one of the business's three most recently concluded fiscal years, that business, or a division of that business, derived more than twenty (20%) percent of its gross revenues or more than $2,000,000 in gross revenues from the development, marketing or sale of Competing Products and/or the provision of Competing Services.

                    8.1.2 "Competitive Position" shall mean: (a) the Employee's direct or indirect equity ownership (excluding ownership of less than one (1%) percent of the outstanding common stock of any publicly held corporation) or control of any portion of any
            Competing Business; or (b) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between the Employee and any Competing Business where the Employee performs services for the Competing Business substantially similar to those the Employee performed for the Company; provided, however that Employee shall not be deemed to have a Competitive Position solely because of Employee's services for a Competing Business that are not directly related to the sale of Competing Products or the provision of Competing Services, unless more than thirty-five percent (35%) of the gross revenues of the Competing Business are derived from the sale of Competing Products and/or the provision of Competing Services.
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                  8.1.3 "Covenant Payments" shall mean the payments and benefits under this Agreement that are made or provided to the Employee under Section 4 of this Agreement in exchange for the Employee's agreeing to the covenants in Subsections 8.2 through 8.7 (collectively, the "Protective Covenants"). The parties hereby stipulate that the value of the Covenant Payment is One Hundred Eighty-Nine Thousand Three Hundred Fifty-Four Dollars
            ($189,354.00).

                  8.1.4 "Covenant Period" shall mean the period of time from the date of this Amendment to the date that is three (3) years after the effective date of any termination in the case of a Termination upon a Change in Control, a Termination Upon a Failure to Renew or a Termination for Cause, and the date that is one (1) year after any termination in the case of a Termination Other Than For Cause.

                  8.1.5 "Customers" shall mean actual customers, clients,
            referral sources or managed care organizations or actively sought prospective customers, clients, referral sources or managed care organizations of the Company (a) during the two (2) years prior to the effective date of the termination, and (b) during the Covenant Period.

                  8.1.6 "Restricted Territory" shall mean a one hundred-fifty
            (150) mile radius of the currently existing Company locations.

                 8.2 Limitation on Competition.  Ancillary to and as a
            condition precedent to the Merger, in connection with which the Employee will receive, both directly and indirectly, significant benefits and value, and in consideration of the Covenant Payments payable by the Company to the Employee under this Agreement, the Employee agrees that during the Covenant Period, the Employee will not, without the prior written consent of the Company, anywhere within the Restricted Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position (other than action to reject an unsolicited offer of a Competitive Position).

                 8.3 Limitation on Soliciting Customers.  Ancillary to and as a
            condition precedent to the Merger, in connection with which the Employee will receive, both directly and indirectly, significant benefits and value, and in consideration of the Covenant Payments payable by the Company to the Employee under this Agreement, the Employee agrees that during the Covenant Period, the Employee will not, without the prior written consent of the Company, alone or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate on behalf of a Competing Business with which Employee has a Competitive Position any
            Customer located in the Restricted Territory (or any other
            Customer with which the Employee had any direct contact on behalf of the Company) for the purpose of providing the Customer or having the Customer provided with a Competing Product or Competing Service.
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                 8.4 Limitation on Soliciting Personnel or Other Parties.
            Ancillary to and as a condition precedent to the merger, in connection with which the Employee will receive, both directly and indirectly, significant benefits and value, and in consideration of the Covenant Payments payable to the Company to the Employee under this Agreement, the Employee hereby agrees that he will not, without the prior written consent of the Company, alone or in conjunction with any other party, solicit or attempt to solicit any employee, consultant, contractor, independent broker or other personnel of the Company to terminate, alter or lessen that party's affiliation with the Company or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and the Company.

                 8.5 Acknowledgment.  The parties acknowledge and agree that the covenants of the Employee in Subsection 8.2 through 8.7 are and shall be treated, under law, as "ancillary to the sale of the Company's business." The parties acknowledge and agree that the protective Covenants are reasonable as to time, scope and territory given the Company's need to protect its trade secrets and confidential business information and given the substantial payments and benefits to which the Employee is entitled in connection with the Merger and otherwise pursuant to this Agreement.

                 8.6 Remedies.  The parties acknowledge that any breach or
            threatened breach of a Protective Covenant by the Employee is reasonably likely to result in irreparable injury to the Company, and therefore, in addition to all remedies provided at law or in equity, the Employee agrees that the Company shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of the Protective Covenant. If the Company seeks an injunction, the Employee waives any requirement that the Company post a bond or any other security.

     4. This Amendment shall become null and void if the Effective Date, as defined in the Merger Agreement, does not occur in accordance with the terms set forth in the Merger Agreement.

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    5. All other terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused it to be effective as of the day and year first written above.

                                     COMPANY


                                     By: /s/ Thomas W. Erickson
                                         -----------------------------------
                                         Name:
                                              ------------------------------
                                         Title:
                                               -----------------------------
                                     Signature: /s/ Nicholas A. Mione
                                               -----------------------------
                                               Employee

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